UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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El Paso Electric Company
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El Paso Electric Company Urges Shareholders to Vote “FOR” the Advisory Vote to Approve the Company’s Executive Compensation at its Annual Meeting of Shareholders on May 9, 2013

At the Annual Meeting of Shareholders of El Paso Electric Company (the “Company”), to be held on May 9, 2013, our shareholders will have the opportunity to approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote.   The Company’s Board of Directors unanimously recommends that you vote “FOR” the non-binding advisory vote, which is designated as “Proposal 3” on the Company’s proxy ballot.  Proposal 3 and the compensation of the Company’s named executive officers, as well as additional information relating to the annual meeting, are described in our proxy statement mailed to shareholders and filed with the Securities and Exchange Commission on March 26, 2013 (the “proxy statement”).

Institutional Shareholder Services Inc. (“ISS”) initially issued a report stating that a vote “AGAINST” Proposal 3 was warranted because our employment agreement with Mr. Thomas V. Shockley, III, our Chief Executive Officer, contained a “single-trigger” severance provision.   The Company believes that the amendment of Mr. Shockley’s employment agreement, described below, satisfactorily addresses ISS’s concerns.

Mr. Shockley and the Company have agreed to amend Mr. Shockley’s employment agreement to provide for a “double-trigger” severance provision instead of a “single-trigger” provision.

The amended employment agreement, effective as of May 2, 2013, provides Mr. Shockley with severance benefits only in the event that he is terminated without cause or resigns due to a change in his responsibilities or position in connection with or after a change of control, as defined in the agreement.  These severance benefits, which are not otherwise affected by the amendment, include a lump sum cash payment equal to 12 months of Mr. Shockley’s base salary, a pro-rated annual bonus calculated at “target” achievement, reimbursement of premiums for continued health insurance coverage for up to 12 months; and acceleration of all of Mr. Shockley’s then-outstanding equity awards; provided that, with respect to Mr. Shockley’s long-term equity award, if applicable, the amount earned and vested shall be determined by the “Performance Period” thereunder being shortened to end upon the change of control or separation from service, as applicable, and the amount earned and vested shall be determined by the “Performance Period” thereunder being shortened to end upon the date of the change of control or separation from service, as applicable.

The Compensation Committee (the “Committee”) determined that the amendment to Mr. Shockley’s employment agreement was appropriate in light of Mr. Shockley’s service as the Company’s CEO for a full year.  In addition, in agreeing to amend Mr. Shockley’s agreement, the Committee and Mr. Shockley considered that one provision of one executive employment agreement should not distract from the Company’s successes and positive pay-for-performance record, as further described below.

The Company and its Board of Directors are dedicated to ensuring that the Company’s executive officer compensation program is reasonable and well calibrated to support executive achievement and retention.

As discussed in the proxy statement, the Company’s executive compensation program is designed to align the interests of the executive officers with the interests of the Company’s shareholders.  The compensation program is structured to reward executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, our program has the following features:

•	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;

•	75% of the ongoing long-term incentive program is tied directly to relative shareholder return;

•	No supplemental retirement program except for restoring benefits lost due to IRS limits;

•	Limited perquisites; and

•	No tax gross-ups in our change in control or severance programs.

The Committee commissions regular benchmarking studies of the Company’s compensation program to ensure that executive compensation, including CEO compensation, is effective in supporting the interests of shareholders.  In May 2012, the Compensation Committee engaged Frederic W. Cook & Company Inc. (“FW Cook”) as its independent outside executive compensation consulting firm.  FW Cook performed an analysis of the Company’s CEO compensation and  reported to the Compensation Committee that the annualized value of Mr. Shockley’s proposed total direct compensation was close to the market median of the Peer Group comparability data.

The Company and its Board of Directors are strongly committed to excellence in governance and aligning the interests of our executive officers with the interests of the Company’s shareholders.

Although our other named executive officers have “double-trigger” severance arrangements, and we have no intention to deviate from this standard in the future, the Committee initially concluded that a double-trigger provision was not appropriate in Mr. Shockley’s case.  Mr. Shockley, who is 68, retired in 2004 after a long career as an electric utility company executive and joined our Board of Directors in 2010.  He was appointed as permanent CEO on May 31, 2012, with the understanding that he would be required to serve until no later than the end of 2014.  Prior to this appointment, he had served as our interim CEO at the request of the Board following the unexpected departure of David Stevens from the Company.  Mr. Shockley considers succession planning to be a primary component of his role as CEO.  The Committee did not initially believe that a double-trigger change-in-control provision would benefit shareholders.  In the unlikely event that the Company should complete a merger or acquisition within the period of Mr. Shockley’s service as CEO, it would not be reasonable to expect him to continue to serve in the combined company.  The Committee believed that the severance payment of one-times his annual salary would most effectively motivate him to lead the Company to complete any transaction approved by the Board of Directors.  Furthermore, as discussed in the proxy statement, Mr. Shockley’s performance shares will vest only based on the share price achieved for shareholders in any transaction.

We believe that our shareholders recognize our commitment to pay-for-performance and support our compensation philosophy, as demonstrated by the overwhelming approval of our executive compensation program in the past.  More than 96% and 99% of shareholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our named executive officers in 2012 and 2011, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

As discussed in the proxy statement, the outcome of the advisory vote on the Company’s executive compensation will not be binding on the Board of Directors. Therefore, there is no “required vote” on this proposal. The Board of Directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. The affirmative vote of the majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our named executive officers.

If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person or as otherwise described in the proxy statement. If any shareholder would like a new proxy card or has any questions, he or she should contact Lisa Budtke, Assistant Treasurer, lisa.budtke@epelectric.com, (915) 543-5947.

This supplement to the proxy statement is first being released to shareholders on or about May 2, 2013, and should be read together with the proxy statement. The information contained in this supplement to the proxy statement modifies or supersedes any inconsistent information contained in the proxy statement.